EXHIBIT 1

                           AUDITED FINANCIAL RESULTS
                      FOR THE QUARTER ENDED JUNE 30, 2000
                                                              (Rupees in crores)
--------------------------------------------------------------------------------
                               Particulars         Quarter ended      Year ended
                                                 -------------------  ----------
Sr.                                              June 30,   June 30,    Mar. 31,
No.        Particulars                             2000       1999        2000
---        -----------                           -------    --------  ----------
1.     Interest Income                            283.56     198.92      852.87
2.     Other Income                                31.23      23.28      194.05
3.     Total Income                               314.79     222.20     1046.92
4.     Interest Expenditure                       198.19     160.83      666.95
5.     Total Operating Expenditure
       (a) Staff Cost                              12.03       6.84       36.37
       (b) Depreciation                             2.67       4.09       24.79
       (c) Other Expenditure                       40.03      14.23       92.15
6.     Total Expenditure (4) + (5)                252.92     185.99      820.26
7.      Gross Profit before tax and
          provisions                               61.87      36.21      226.66
8.     Provision for taxes                          7.66       1.42       33.02
9.     Other provisions                            14.07      14.54       88.34
10.    Net Profit                                  40.14      20.25      105.30
11.    Paid up Equity Share Capital               196.82     165.00      196.82
12.    Reserves (excluding Revaluation
          Reserves)                               992.82     163.58      952.69
13.    Total deposits                            8739.77    5954.39     9866.02
14.    Total advances (including Credit
          substitutes)                           5361.48    3448.56     5030.96
15.    Basic and diluted Earnings Per Share
          (not annualised for the quarters)         2.04       1.23        6.38
-------------------------------------------------------------------------------
Notes:
1. Out of amortised ADS issue expenditure, Rs.2.45 crores has been charged off during the quarter.
2. Depreciation on fixed assets has been charged over the estimated useful life of the fixed assets on a straight line basis against WDV basis adopted earlier leading to write back of excess depreciation of Rs.4.96 crores. The amount has been used to increase bad debts provision over and above RBI norm on old NPAs of earlier years.
3. Net non-performing assets on advances (including credit substitutes) is 1.16% (1.14% as on 31.03.2000)
4. Item 5(c) includes Rent, taxes and lighting Rs.6.90 crores (Q1:1999-2000 - Rs.3.86 crores and LY - Rs.18.01 crores). Other items included in 5(c) individually do not exceed 10% of total operating expenditure.

Unaudited financial results under US GAAP accounting (Rupees in crores)
--------------------------------------------------------------------------------
                                                      Quarter ended   Year ended
                                                 -------------------------------
                                                 June 30,   June 30,   Mar. 31,
                         Particulars               2000        1999      2000
--------------------------------------------------------------------------------
Net income under US GAAP                           44.60       26.44      140.20
Reconciliation between US GAAP and Accounting
     Standards followed in India
Profit under Indian GAAP                           40.14       20.25      105.30
Deferred taxation                                   1.06        0.60     (11.30)
Loan impairment                                   (3.96)        4.20       35.80
ADR Issue expenditure charged to P & L A/c          2.45          ..        9.90
Others                                              4.91        1.39        0.50
Profit under US GAAP                               44.60       26.44      140.20
--------------------------------------------------------------------------------
The above financial results have been taken on record by the Board of Directors of the Bank at its meeting held on July 20, 2000.


                                                       /s/ H.N.Sinor
                                                       -----------------------
Place: Mumbai                                          H.N.Sinor
Date:  July 20, 2000                                   Managing Director &
                                                       Chief Executive Officer